Exhibit 1.03

CDC Games Studio Partners with Abandon Mobile to Deliver an Innovative Cross-Platform
Multiplayer Game to Global Markets

Joint Venture Formed to Launch First Mobile, Community-based Game that Combines User-Created
Content, Strategy, Simulation and Popular Trading Card Game Elements, with Cross-Platform
Connectivity

BEIJING, NEW YORK, March 7, 2007 — CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and pioneer of the “free-to-play, pay-for-merchandise” model for online games in China, and Abandon Mobile, a leader in cross media interactive entertainment, announced today a joint venture for the upcoming multi-platform, multiplayer mobile game, Freaky Creatures. Freaky Creatures is the first mobile community-based game of its kind to combine user created content, strategy, simulation and popular trading card game elements, with true cross-platform gaming connectivity between mobile handsets and personal computers.

As part of the joint venture, CDC Games will market and distribute Freaky Creatures in China and southeast Asia, including India and Vietnam, while Abandon Mobile will market and distribute the game in North America and Europe.

This is CDC Games’ latest investment as part of its previously announced establishment of CDC Games Studio, a wholly owned subsidiary of CDC Games that will have up to $100 million in investment funding. CDC Games Studio invests in strategic games development partners to accelerate the development of new and original online games for the China market. CDC Games Studio also supports emerging game developers which may already have operations in China or are seeking to relocate or expand into China and provides to them the resources they need to rapidly develop innovative products for distribution in China and targeted global regions.

This joint venture is the latest in a series of steps taken by CDC Games to deepen its games portfolio, strengthen its move into games development and expand its distribution channels and geographic reach on a global scale. The joint venture represents the latest major investment following its previously announced stake in Gorilla Banana, a leading online games developer from Korea and its recent investment in Possibility Space, a developer of free-to-play online games.
The joint venture with Abandon Mobile advances CDC Games’ expansion into the development of new and innovative games, leveraging its foundation as a leading publisher of online games in China. The launch of Freaky Creatures is also consistent with each company’s strategy to create a global channel for the expansion of its games, new IP, and further establish a presence in the world’s top gaming markets. The partnership aligns world class designers, developers and publishers, of Abandon Mobile with publishing and licensing expertise of CDC Games, across multiple platforms and channels. Through the CDC family of companies, Freaky Creatures will leverage the support of offices in more than 30 countries, and more than 400 software engineers and developers in India alone.

“We’re excited about the future launch of such a compelling an innovative new game to the market,” said John Lee, president of CDC Games. “This joint venture will help spearhead our distribution of new and exciting titles, such as Freaky Creatures, in southeast Asia which is emerging as the next big market for online games.”

“Our partnership with CDC Games marks a significant evolution in our ability to bring exciting, new IP to mainstream audiences around the world,” said Jamie Ottilie, president and COO of Abandon Mobile.

About Abandon Mobile

Abandon Mobile, a partnership of Abandon Entertainment and GF Capital Management & Advisors develops and publishes entertainment content for multiple distribution channels. The Company and its principals have a longstanding record in the game segment including investing in Mythic Entertainment and co-publishing the hit online game, Dark Age of Camelot, along with Mythic which was recently sold to Electronic Arts (ERTS). In late 2005 after entering into an exclusive worldwide partnership with NBC sports to market mobile games, Abandon Mobile acquired Lucky Chicken Games, an established game developer that is leading the team on Freaky Creatures and other content creation initiatives of the Company.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Games

CDC Games is one of the market leaders of online and mobile games in China with over 45 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang, which has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005 and 2006. Stone Age 2, from CDC Games, also received the award for “Most Anticipated Game of 2007” from CGIAC. In March 2007, the company announced the formation of CDC Games Studio, funded by up to $100 million, to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the ability of such investment to provide innovative and popular online games for the China and India markets, the ability of such investment to fuel growth, the track record of Abandon Mobile delivering popular and innovative games, the anticipated launch dates for future games by CDC Games, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful MMORPGS; and (f) the entry of new competitors and their technological advances. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Public Relations

Scot McLeod
CDC Corporation
678-259-8625
Email: scotmcleod@cdcsoftware.com

Investor Relations

Monish Bahl
CDC Corporation
678-259-8510
Email: Monish.bahl@cdcsoftware.com